Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-208507
(To Prospectus dated January 8, 2016,
Prospectus Supplement dated January 8, 2016 and
 Product Supplement STOCK SUN-1 dated March 22, 2016)

773,500 Units $10 principal amount per unit CUSIP No. 78014F601	Pricing Date Settlement Date Maturity Date	January 30, 2017 February 6, 2017 January 28, 2019

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunications Sector Stocks
▪     Maturity of approximately two years
▪     If the Basket is flat or increases up to the Step Up Value, a return of 32.25%
▪     If the Basket increases above the Step Up Value, a return equal to the percentage increase in the Basket
▪     The Basket is comprised of CenturyLink Inc., AT&T Inc. and Verizon Communications Inc. (the "Basket Stocks"). Each Basket Stock will be given an approximately equal weight
▪     1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk
▪     All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
▪     No periodic interest payments
▪     In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
▪     Limited secondary market liquidity, with no exchange listing
▪     The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK SUN-1.
The initial estimated value of the notes as of the pricing date is $9.5353 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$7,735,000
Underwriting discount	$0.20	$154,700
Proceeds, before expenses, to RBC	$9.80	$7,580,300

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
January 30, 2017

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Summary
The Market-Linked Step Up Notes Linked to a Basket of Three Telecommunications Sector Stocks, due January 28, 2019 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is a basket of three telecommunications sector stocks described below (the “Basket”), is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the value of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket is comprised of the common stocks of Amazon.com, Inc., CenturyLink Inc., AT&T Inc. and Verizon Communications Inc. (each, a “Basket Stock”). On the pricing date, each Basket Stock will be given an approximately equal weight.
The economic terms of the notes (including the Step Up Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:
An approximately equally weighted basket of three telecom sector stocks comprised of CenturyLink Inc. (NYSE symbol: "CTL"), AT&T Inc. (NYSE symbol: "T") and Verizon Communications Inc. (NYSE symbol: "VZ") (each, a “Basket Stock”).

Starting Value:	100.00
Ending Value:
The value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of product supplement STOCK SUN-1.

Step Up Value:	132.25 (132.25% of the Starting Value).
Step Up Payment:	$3.225 per unit, which represents a return of 32.25% over the principal amount.
Threshold Value:	100.00 (100% of the Starting Value).
Calculation Day:	January 18, 2019
Price Multiplier:	1, for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-22 of product supplement STOCK SUN-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Redemption Amount Determination On the maturity date, you will receive a cash payment per unit determined as follows:

Market-Linked Step Up Notes	TS-2

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
The terms and risks of the notes are contained in this term sheet and in the following:
▪	Product supplement STOCK SUN-1 dated March 22, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116058697/form424b5.htm
▪	Series G MTN prospectus supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
▪	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations
You may wish to consider an investment in the notes if:
▪	You anticipate that the value of the Basket will increase from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.
▪
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
▪	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.
▪	You seek principal repayment or preservation of capital.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the Basket Stocks.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Hypothetical Payout Profile and Examples of Payments at Maturity
Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $3.225 per unit and the Step Up Value of 132.25% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 100, the Step Up Value of 132.25, the Step Up Payment of $3.225 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$13.2253)	32.25%
102.00	2.00%	$13.225	32.25%
105.00	5.00%	$13.225	32.25%
110.00	10.00%	$13.225	32.25%
120.00	20.00%	$13.225	32.25%
130.00	30.00%	$13.225	32.25%
132.25(4)	32.25%	$13.225	32.25%
140.00	40.00%	$14.00	40.00%
143.00	43.00%	$14.30	43.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
(1)	The Starting Value was set to 100.00 on the pricing date.
(2)	The Threshold Value was set to 100.00 on the pricing date.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $3.225.
(4)	This is the Step Up Value.

Market-Linked Step Up Notes	TS-4

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 90.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 132.25
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 143.00, or 143.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 132.25
Ending Value: 143.00
Redemption Amount per unit

Market-Linked Step Up Notes	TS-5

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement STOCK SUN-1, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return may be less than a comparable investment directly in the Basket Stocks.
▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Basket Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.
▪
While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosures made by any Underlying Company.

▪
The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-19 of product supplement STOCK SUN-1.

▪	There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement STOCK SUN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see "Tax Consequences—Canadian Taxation" in the prospectus dated January 8, 2016.

Market-Linked Step Up Notes	TS-6

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Additional Risk Factors
The stocks included in the Basket are concentrated in one sector.  All of the stocks included in the Basket are issued by companies in the telecommunications sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the telecommunications sector, including those discussed below. Some of these risks include lack of or inability to meet consumer demand for the companies’ products, inability of the Basket Stock issuers to generate sufficient advertising revenue, and domestic and international competition. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Basket Stocks are concentrated in one sector, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes. You will be subject to risks relating to the relationship among the Basket Stocks.
Adverse conditions in the telecommunications sector may reduce your return on the notes. All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the telecommunications sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products and services, continued innovation, government regulation, talent attraction and retention, maintaining intellectual property rights and industry competition. In addition, adverse economic, business or tax developments affecting the U.S. and/or the telecommunications sector could affect the value of the Basket. Any of these factors may have an adverse effect on the value of the notes.

Market-Linked Step Up Notes	TS-7

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
The Basket
The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below.  Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures" beginning on page PS-28 of product supplement STOCK SUN-1.
On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:
Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
CenturyLink Inc.	CTL	33.33%	25.81	1.29135994	33.33
AT&T Inc.	T	33.33%	41.82	0.79698709	33.33
Verizon Communications Inc.	VZ	33.34%	49.37	0.67530889	33.34
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket" beginning on page PS-29 of product supplement STOCK SUN-1.

Market-Linked Step Up Notes	TS-8

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 2, 2008 through January 30, 2017.  The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of January 2, 2008, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

130
120
110
100
90
80
70
60
50
40
Jul–08
Jan–09
Jul–09
Jan–10
Jul–10
Jan–11
Jul–11
Jan–12
Jul–12
Jan–13
Jul–13
Jan–14
Jul–14
Jan–15
Jul–15
Jan–16
Jul–16
Jan–17

Market-Linked Step Up Notes	TS-9

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. None of us, MLPF&S or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.
The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
The historical data below on each of the Basket Stocks is not necessarily indicative of the future performance of the particular Basket Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Basket Stock during any period set forth below is not an indication that the price per share of the Basket Stock is more or less likely to increase or decrease at any time over the term of the notes. Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of each of the Basket Stocks.

Market-Linked Step Up Notes	TS-10

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
CenturyLink Inc.
CenturyLink Inc. is a communications company that provides communications services, including voice, local and long-distance, network access, private line (including special access), public access, broadband, data, managed hosting (including cloud hosting), echolocation, wireless and video services. This Basket Stock trades on the New York Stock Exchange under the symbol “CTL”. The company’s CIK number is 18926.
		High ($)	Low ($)
2008
	First Quarter	41.58	33.05
	Second Quarter	36.78	30.88
	Third Quarter	40.15	34.46
	Fourth Quarter	37.67	21.81
2009
	First Quarter	28.82	23.56
	Second Quarter	33.21	25.65
	Third Quarter	33.78	29.20
	Fourth Quarter	36.82	32.29
2010
	First Quarter	36.72	33.38
	Second Quarter	36.51	32.94
	Third Quarter	39.90	33.15
	Fourth Quarter	46.80	39.52
2011
	First Quarter	46.73	39.67
	Second Quarter	43.36	39.16
	Third Quarter	41.03	31.82
	Fourth Quarter	37.83	32.11
2012
	First Quarter	40.40	36.59
	Second Quarter	39.53	37.05
	Third Quarter	42.95	39.36
	Fourth Quarter	40.15	37.53
2013
	First Quarter	41.76	32.27
	Second Quarter	37.89	33.99
	Third Quarter	36.39	31.38
	Fourth Quarter	33.89	30.30
2014
	First Quarter	32.84	28.09
	Second Quarter	38.18	33.08
	Third Quarter	41.47	35.94
	Fourth Quarter	41.81	37.58
2015
	First Quarter	40.52	34.06
	Second Quarter	36.78	29.38
	Third Quarter	30.94	24.61
	Fourth Quarter	28.81	24.38
2016
	First Quarter	32.17	22.24
	Second Quarter	32.80	26.63
	Third Quarter	31.44	26.75
	Fourth Quarter	31.00	23.00
2017
	First Quarter (through the pricing date)	26.06	25.18

Market-Linked Step Up Notes	TS-11

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
AT&T Inc.
AT&T Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. This Basket Stock trades on the New York Stock Exchange under the symbol “T”. The company’s CIK number is 732717.
		High ($)	Low ($)
2008
	First Quarter	41.43	34.36
	Second Quarter	40.51	32.76
	Third Quarter	33.30	27.75
	Fourth Quarter	29.98	22.42
2009
	First Quarter	29.42	21.72
	Second Quarter	26.83	23.67
	Third Quarter	27.43	23.38
	Fourth Quarter	28.34	25.31
2010
	First Quarter	28.58	24.77
	Second Quarter	26.66	24.13
	Third Quarter	28.92	24.29
	Fourth Quarter	29.44	27.70
2011
	First Quarter	30.71	27.33
	Second Quarter	31.88	30.13
	Third Quarter	31.68	27.54
	Fourth Quarter	30.24	27.41
2012
	First Quarter	31.84	29.16
	Second Quarter	35.71	30.13
	Third Quarter	38.25	34.63
	Fourth Quarter	38.34	33.14
2013
	First Quarter	36.86	33.20
	Second Quarter	39.00	34.35
	Third Quarter	35.96	33.32
	Fourth Quarter	36.45	33.11
2014
	First Quarter	35.07	31.86
	Second Quarter	36.74	34.49
	Third Quarter	36.59	34.21
	Fourth Quarter	35.90	32.14
2015
	First Quarter	34.87	32.62
	Second Quarter	36.18	32.51
	Third Quarter	35.77	31.80
	Fourth Quarter	34.93	32.31
2016
	First Quarter	39.45	33.51
	Second Quarter	43.21	37.86
	Third Quarter	43.47	39.71
	Fourth Quarter	42.73	36.13
2017
	First Quarter (through the pricing date)	43.02	40.61

Market-Linked Step Up Notes	TS-12

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Verizon Communications Inc.
Verizon Communications Inc. is a telecommunications company that provides wire line voice and data services, wireless services, internet services, and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment, and payphones. This Basket Stock trades on the New York Stock Exchange under the symbol “VZ”. The company’s CIK number is 732712.
		High ($)	Low ($)
2008
	First Quarter	40.42	31.46
	Second Quarter	36.99	32.03
	Third Quarter	33.49	28.61
	Fourth Quarter	31.98	23.43
2009
	First Quarter	32.37	24.46
	Second Quarter	30.86	26.92
	Third Quarter	30.19	26.74
	Fourth Quarter	31.52	26.76
2010
	First Quarter	31.15	26.51
	Second Quarter	29.40	25.16
	Third Quarter	32.86	26.28
	Fourth Quarter	35.78	31.90
2011
	First Quarter	38.54	34.30
	Second Quarter	38.61	35.12
	Third Quarter	37.82	33.12
	Fourth Quarter	40.12	35.35
2012
	First Quarter	39.78	37.21
	Second Quarter	44.44	36.80
	Third Quarter	45.89	42.25
	Fourth Quarter	47.26	41.40
2013
	First Quarter	49.48	41.51
	Second Quarter	53.91	48.30
	Third Quarter	51.49	45.91
	Fourth Quarter	51.14	46.05
2014
	First Quarter	49.30	45.98
	Second Quarter	50.05	45.94
	Third Quarter	51.97	48.40
	Fourth Quarter	51.50	45.42
2015
	First Quarter	49.81	45.71
	Second Quarter	50.55	46.61
	Third Quarter	48.10	43.50
	Fourth Quarter	47.21	42.84
2016
	First Quarter	54.08	44.15
	Second Quarter	55.84	49.14
	Third Quarter	56.53	51.20
	Fourth Quarter	53.74	46.18
2017
	First Quarter (through the pricing date)	54.64	49.12

Market-Linked Step Up Notes	TS-13

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Market-Linked Step Up Notes	TS-14

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. That rate, which we refer to in this term sheet as our internal funding rate, is generally lower by an amount that we do not expect to exceed 0.50% per annum (equivalent to $0.06 per unit). This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the Redemption Amount, will be calculated based on the $10 principal amount per unit. The Redemption Amount will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-16 of product supplement STOCK SUN-1.
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated January 8, 2016
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts in respect of the Basket.

▪
Under this characterization and tax treatment of the notes, a U.S. holder (as defined beginning on page 24 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.
▪
The IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement STOCK SUN-1.

Market-Linked Step Up Notes	TS-15

Market-Linked Step Up Notes Linked to a Basket of Three Telecommunication Sector Stocks, due January 28, 2019
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.
Terms Incorporated in Master Global Security
The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Market-Linked Step Up Notes	TS-16